EXHIBIT 10.13

PRINCIPAL FINANCIAL GROUP, INC.

AND

PRINCIPAL LIFE INSURANCE COMPANY

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Table of Contents

Article I.	Term	1
1.1	Term	1
1.2	Effective Date	2
1.3	Actions Taken Prior to the Effective Date at the Direction or Request of a Third Party	2

Article II.	Certain Definitions	2
2.1	“Accountants”	2
2.2	“Accrued Annual Bonus”	2
2.3	“Accrued Base Salary”	2
2.4	“Accrued LTIP Bonus”	2
2.5	“Accrued Obligations”	2
2.6	“Affiliate”	3
2.7	“Agreement Date”	3
2.8	“Annual Bonus”	3
2.9	“Annual Performance Period”	3
2.10	“Article”	3
2.11	“Base Salary”	3
2.12	“Beneficial Owner”	3
2.13	“Beneficiary”	3
2.14	“Board”	3
2.15	“Bonus Pro-ration Fraction”	3
2.16	“Cause”	3
2.17	“Change of Control”	3
2.18	“Code”	4
2.19	“Company”	4
2.20	“Company Certificate”	4
2.21	“Competitive Business”	4
2.22	“Current Obligations”	5
2.23	“Disability”	5
2.24	“Effective Date”	5
2.25	“Employment Period”	5
2.26	“Equity Performance Award”	5
2.27	“Equity Service Award”	5
2.28	“Exchange Act”	5
2.29	“Excise Taxes”	5
2.30	“40% Owner”	5
2.31	“Good Reason”	5
2.32	“Gross-Up Multiple”	5
2.33	“Gross-Up Payment”	5
2.34	“including”	5
2.35	“Incumbent Directors”	5
2.36	“IRS”	5
2.37	“IRS Claim”	5

		Page

11.6	Amendments	31
11.7	Notices	31
11.8	Counterparts	32
11.9	Governing Law	32
11.10	Captions	32
11.11	Number and Gender	32
11.12	Tax Withholding	32
11.13	Waiver	32
11.14	Joint and Several Liability	32
11.15	Entire Agreement	32

PRINCIPAL FINANCIAL GROUP, INC.

AND

PRINCIPAL LIFE INSURANCE COMPANY

CHANGE-OF-CONTROL EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of February 28, 2006 (the “Agreement Date”) is made by and among Principal Financial Group, Inc., a Delaware corporation (together with all successors thereto, “PFG”), Principal Financial Services, Inc., an Iowa corporation, and Principal Life Insurance Company, an Iowa corporation (together with all successors thereto, “Life”) (each of the foregoing referred to individually as a “Company” or collectively as “Companies”), and                        (“Executive”).

RECITALS

The Companies previously determined that it is in the best interests of the Companies and their stockholders to assure that the Companies will have the continued service of Executive. The Companies also concluded that it is imperative to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of PFG, to encourage Executive’s full attention and dedication to the Companies, and to provide Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of Executive will be satisfied and are competitive with those of similarly-situated businesses. To that end, the Companies and Executive previously entered into a Change of Control Employment Agreement (the “Prior Agreement”).

The parties have determined that the Prior Agreement should be modified to simplify its operation, clarify certain provisions and otherwise conform to changes in best practices for such arrangements arising since the execution of the Prior Agreement. This Agreement is intended to accomplish these objectives, and shall supercede the Prior Agreement in its entirety.

Article I.

Term

 1.1          Term. This Agreement shall have an initial term commencing on the Agreement Date and ending on the second anniversary of the Agreement Date. On the second anniversary and each subsequent anniversary of the Agreement Date, the Agreement Term shall automatically be extended for one additional year unless prior thereto the Company shall have delivered written notice (an “Expiration Notice”) to Executive that the Agreement shall expire at the end of its then current term (including any extensions of the initial term that having previously occurred) (the “Expiration Date”). Notwithstanding the foregoing, if an Effective Date occurs before the Expiration Date, then the Agreement Term shall automatically be extended to the second anniversary of the Effective Date and shall then expire. If an Expiration Notice is given but an Effective Date or a Pre-Change of Control Event occurs before the Expiration Date, then the Expiration Notice shall be void and of no further effect. However, if a Pre-Change of Control Event does not culminate in a Consummation Date, then the Expiration Notice shall be reinstated and the Agreement Term shall expire on the later of (i) the originally-

specified Expiration Date or (ii) the date the Board determines in good faith that Pre-Change of Control Event will not result in a Change of Control.

 1.2          Effective Date. Except as otherwise expressly provided herein, this Agreement shall not have any affect until the occurrence of an Effective Date. Notwithstanding anything else in the Agreement to the contrary (other than Section 1.3 hereof), the provisions of this Agreement other than Article IX shall have no force and effect unless Executive is an employee of the Companies continuously from the Agreement Date to the Effective Date.

 1.3          Actions Taken Prior to the Effective Date at the Direction or Request of a Third Party. Notwithstanding anything else contained in this Agreement (including, without limitation, Section 1.2 hereof), if following or in connection with a Pre-Change of Control Event, any Person other than the Board or any of the Companies directs, requests or otherwise causes or seeks to have occur a termination of Executive’s employment with the Companies or an adverse change in the terms and conditions of Executive’s employment with the Companies prior to an Effective Date, and such action results, directly or indirectly, in the termination of Executive’s employment or an adverse change in the terms and conditions of Executive’s employment, solely for purposes of this Agreement and determining Executive’s rights and entitlements hereunder, any such action shall be deemed not to have occurred on the date actually taken, but instead to be taken immediately following the Effective Date, with the consequence that (i) in the case of a termination of employment, Executive shall be deemed to have been terminated following the Effective Date, (and unless such termination would qualify as a termination for Cause hereunder, Executive shall be entitled to the benefits payable pursuant to Article V hereof), and (ii) in the case of an adverse change in employment terms and conditions, shall not be taken into account in determining Executive’s terms and conditions of employment in any period prior to the Effective Date and shall be deemed to have occurred immediately after the Effective Date for purposes of determining whether Executive has Good Reason to terminate his employment hereunder and to receive the benefits payable pursuant to Article V.

Article II.

Certain Definitions

As used in this Agreement, the terms specified below shall have the following meanings:

 2.1          “Accountants” – see Section 6.1.

 2.2          “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to any Company’s latest fiscal year ended prior to Executive’s Termination Date.

 2.3          “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date.

 2.4          “Accrued LTIP Bonus” means the amount of any LTIP Bonus earned but not paid on or prior to Executive’s Termination Date.

 2.5          “Accrued Obligations” means, as of any date, Executive’s Current Obligations and any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided (as applicable), including, without limitation, amounts earned but deferred under the LTPP.

 2.6          “Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

 2.7          “Agreement Date” — see the introductory paragraph of this Agreement.

 2.8          “Annual Bonus” — see Section 3.2(b).

 2.9          “Annual Performance Period” means the calendar year or any other period of time not greater than 12 months specifically designated as the applicable annual performance period in accordance with any annual bonus arrangement applicable to Executive.

 2.10        “Article” means an article of this Agreement.

 2.11        “Base Salary” — see Section 3.2(a).

 2.12        “Beneficial Owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

 2.13        “Beneficiary” — see Section 11.3.

 2.14        “Board” means the Board of Directors of PFG or, from and after the effective date of a Reorganization Transaction, the Board of Directors of the Surviving Corporation.

 2.15        “Bonus Pro-ration Fraction” —see the definition of Pro-rata Annual Bonus.

 2.16        “Cause” — see Section 4.3.

 2.17        “Change of Control” means, except as otherwise provided below, the occurrence of any one or more of the following:

(a)           any SEC Person becomes the Beneficial Owner of 40% or more of the common stock or of Voting Securities representing 40% or more of the combined voting power of all Voting Securities of PFG (such an SEC Person, a “40% Owner”); or

(b)           the PFG Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c)           consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”) where the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of PFG immediately before such Reorganization Transaction are not or do not become, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of 60% of each of (i) the then-outstanding common stock of the Surviving Corporation and (ii) the combined voting power of the then-outstanding Voting

Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of PFG immediately before such Reorganization Transaction; or

(d)           approval by PFG’s stockholders and consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of PFG or a plan of liquidation of PFG.

Notwithstanding the occurrence of any of the foregoing events, for purposes of this Agreement, a Change of Control shall not be deemed to have occurred for purposes of this Agreement, with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

 2.18        “Code” means the Internal Revenue Code of 1986, as amended.

 2.19        “Company” – see the introductory paragraph to this Agreement.

 2.20        “Company Certificate” — see Section 6.4(a).

 2.21        “Competitive Business” means as of any date (including during the one-year period commencing on the Termination Date) any Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

(a)           the underwriting, reinsurance, marketing or sale of (i) any form of insurance of any kind that any of the Companies as of such date does, or has under active consideration a proposal to, underwrite, reinsure, market or sell (any such form of insurance, a “Company Insurance Product” or (ii) any other form of insurance that is marketed or sold in competition with any Company Insurance Product, or

(b)           the sale of financial services which involve (i) the management, for a fee or other remuneration, of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice, for a fee or other remuneration, with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (iii) financial planning services in connection with the sale of financial services, or

(c)           the design, implementation and administration of employee benefit plans, including plan documents, employee communications, reporting, disclosure, financial advice, investment advice, and fiduciary services, or

(d)           any other business that as of such date is a direct and material competitor of a Company and its Affiliates to the extent that prior to the date of determination (or, if earlier, Executive’s Termination Date) any of the Companies or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and that is located anywhere in the United States or anywhere outside of the United States where such Company or its Affiliates is then engaged in, or has under active consideration a proposal to engage in, any of such activities.

 2.22        “Current Obligations” means the sum of the amounts of Executive’s Accrued Annual Bonus, Accrued Base Salary, Accrued LTIP Bonus and any accrued but unpaid paid time off; provided that, if any amount that would otherwise be treated as a Current Obligation would, if paid when specified hereunder, constitute deferred compensation within the meaning of Section 409A of the Code, such amount shall not be treated as a Current Obligation.

 2.23        “Disability” – see Section 4.1(b).

 2.24        “Effective Date” means the date on which a Change of Control first occurs during the term of the Agreement.

 2.25        “Employment Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date; provided that, in the event Executive’s employment terminates after the Effective Date, in circumstances under which Executive becomes entitled to receive the payments described in Section 5.1 or due to Executive’s death or Disability, the Employment Period shall end on the date of such termination of employment.

 2.26        “Equity Performance Award” – see Section 3.3.

 2.27        “Equity Service Award” – see Section 3.3.

 2.28        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 2.29        “Excise Taxes” — see Section 6.1.

 2.30        “40% Owner” see paragraph (a) of the definition of “Change of Control.”

 2.31        “Good Reason” — see Section 4.4.

 2.32        “Gross-Up Multiple” — see Section 6.1.

 2.33        “Gross-Up Payment” — see Section 6.1.

 2.34        “including” means including without limitation.

 2.35        “Incumbent Directors” means, as of any date, the individuals then serving as members of the Board who were members of the Board as of the Agreement Date; provided that any person appointed or elected as a member of the Board after the Agreement Date whose election, or nomination for election, by stockholders of PFG or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with a proxy solicitation or contest by any Person (other than any of the Companies) to elect or remove one or more members of the Board.

 2.36        “IRS” means the Internal Revenue Service of the United States of America.

 2.37        “IRS Claim” — see Section 6.4.

 2.38        “LTIP” means the Principal Financial Group Stock Incentive Plan, the Principal Financial Group 2005 Stock Incentive Plan and any other or successor long-term incentive plan (other than the LTPP) established by any of the Companies or any Surviving Corporation.

 2.39        “LTIP Award” means a grant under the LTIP.

 2.40        “LTIP Bonus” means the amount paid or earned in respect of an LTIP Award.

 2.41        “LTIP Performance Period” means the performance period applicable to an LTIP Award, as designated in accordance with the LTIP.

 2.42        “LTIP Target Award” means, in respect of any LTIP Award, the amount which Executive would have been entitled to receive for the LTIP Performance Period corresponding to such LTIP Award if the performance goals established pursuant to such LTIP Award were achieved at the target level (currently 100%) as of the end of the LTIP Performance Period.

 2.43        “LTPP” means the 1999 Long-Term Performance Plan, as may be amended from time to time.

 2.44        “Lump Sum Value” of an annuity payable to Executive pursuant to a defined benefit plan (whether or not a Qualified Plan or a Non-Qualified Plan) means, as of a specified date, the present value of a single life annuity, payable under such plan and determined, as of such date, under generally accepted actuarial principles (i) assuming for the purposes of eligibility for payment of benefits prior to normal retirement date that Executive had completed at least 10 years of service and had attained age 57 or Executive’s actual age, if greater (but using actual age for otherwise determining actuarial equivalent present value), (ii) using the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation (“PBGC”) would use in determining the value of an immediate annuity on the Termination Date or (iii) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC’s interest rate and mortality assumptions were determined immediately prior to the PBGC’s cessation of publication of such assumptions. The immediate annuity assumptions shall be applied solely for purposes of determining the actuarial assumptions applicable to the Lump Sum Value calculation and not for the purpose of determining when an annuity would commence. The value of any post-retirement cost-of-living adjustment to any annuity payable pursuant to a defined benefit plan shall be included in the Lump Sum Value and shall be reduced to present value in accordance with the foregoing assumptions and in such manner as shall be determined by the outside actuarial firm engaged by the Company immediately prior to the Effective Date for purpose of the defined benefit plan. Notwithstanding the foregoing, if any such defined benefit plan provides for a lump sum distribution and such lump-sum distribution either (x) is the only payment method available under such plan or (y) provides for a greater amount than the Lump Sum Value of the single life annuity available under such plan, then “Lump Sum Value” in respect of the benefit payable under such Plan shall mean such lump sum amount.

 2.45        “Non-Qualified Plan” means a plan that is not qualified under Section 401(a) of the Code.

 2.46        “Notice of Consideration” — see Section 4.3.

 2.47        “Notice of Termination” means a written notice given in accordance with Section 11.7 which sets forth (i) the specific termination provision in this Agreement relied upon by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

 2.48        “Parachute Payment” — see Section 6.1.

 2.49        “Peer Executive” means each officer of any of the Companies who is a party to a change of control agreement having terms generally consistent with those of this Agreement and all executive officers (and all other employees performing policy making functions, regardless of title) at any organization that is a successor or interest to, or the direct or indirect parent of, any of the Companies.

 2.50        “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

 2.51        “PFG” – see the introductory paragraph to this Agreement.

 2.52        “Plans” means plans, programs, policies, practices or procedures of the Companies.

 2.53        “Pre-Change of Control Event” means the occurrence of any one or more of the following: (i) the commencement of a tender offer for Voting Securities of PFG, consummation of which would result in a SEC Person becoming a 40% owner; (ii) a proxy solicitation or contest for the election of one or more Board members commenced by a person other than PFG; (iii) one of the Companies enters into an agreement the consummation of which would constitute a Reorganization Transaction or would otherwise result in a Change of Control; or (iv) any other event, transaction or occurrence that the Board declares to be a Pre-Change of Control Event.

 2.54        “Pro-rata Annual Bonus” means an amount equal to the product of Executive’s Target Annual Bonus (for the fiscal year in which the Effective Date or Termination Date occurs, as applicable, but disregarding any reduction in such Target Annual Bonus that would qualify as a Good Reason if Executive were to terminate employment on account thereof) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Effective Date or Termination Date, as applicable and the denominator of which equals 365 (the “Bonus Pro-ration Fraction”).

 2.55        “Pro-rata LTIP Bonus” means an amount equal to the sum of the following amounts, calculated separately for each LTIP Award for which the LTIP Performance Period has not ended as of Executive’s Termination Date, as applicable:

(a)           For any LTIP Award that was granted in the fiscal year in which the Termination Date occurs an amount calculated by multiplying the LTIP Target Award for such LTIP Award by a fraction, the numerator of which equals the number of days from and including the beginning of the LTIP Performance Period applicable to such LTIP

Target Award through and including the Termination Date and the denominator of which is 365.

(b)           For any other LTIP Award not described in subsection (a) above of this definition, the amount that would be payable thereunder based on actual performance through the most recent date as of which the achievement of the performance criteria can reasonably be measured, projected out until the end of the stated performance period, assuming that such most recent measurement date was the end of the applicable performance period.

 2.56        “Qualified Plan” means a plan that is qualified under Section 401(a) of the Code.

 2.57        “Refund Claim” — see Section 6.4.

 2.58        “Reorganization Transaction” — see clause (c) of the definition of “Change of Control.”

 2.59        “SEC” means the United States Securities and Exchange Commission.

 2.60        “SEC Person” means any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of any Company or any employee benefit plan (or any related trust) of  PFG or any of its Affiliates.

 2.61        “Section” means, unless the context otherwise requires, a section of this Agreement.

 2.62        “SERP” means a supplemental executive retirement Plan that is not qualified under Section 401(a) of the Code, including the Supplemental Executive Retirement Plan for Employees (or any successor plan).

 2.63        “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation, (if such corporation is a stock company at the relevant time), or of the mutual life insurance holding company policies (if such corporation is a mutual life insurance holding company at the relevant time) are directly or indirectly owned by another corporation, the highest corporation in an unbroken chain of corporations that includes PFG or any successor in interest thereto.

 2.64        “Target Annual Bonus” as of a certain date means the amount equal to the product of (i) Executive’s Base Salary determined as of such date multiplied by (ii) the percentage of such Base Salary which Executive would have been entitled to receive as an Annual Bonus for the Annual Performance Period in which such determination is being made if the performance goals established with respect thereto were achieved at the 100% level as of the end of the Annual Performance Period; provided, however, that no reduction in Executive’s Base Salary or Annual Bonus that would qualify as Good Reason shall be taken into account for purposes of determining Target Annual Bonus pursuant to this definition.

 2.65        “Taxes” means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by Executive with respect to any applicable item of income.

 2.66        “Termination Date” means the date of the receipt of a Notice of Termination by Executive (if such Notice is given by the Company) or by or on behalf of the Companies (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice as of which Executives’ employment shall be terminated; provided, however, that:

(i)            if Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the date of the Disability (as described in Section 4.1(a)), as applicable; and

(ii)           if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

 2.67        “Termination of Employment” means any termination of Executive’s employment with each of the Companies, whether such termination is initiated by the Companies or by Executive.

 2.68        “Voting Securities” means (a) with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation, and (b) with respect to a mutual life insurance company or mutual life insurance holding company, policies of such company entitled to vote generally in the election of directors of such company.

 2.69        “Welfare Benefits” means the following (and only the following) welfare benefits, whether or not provided under a Plan:  accidental death and dismemberment (AD&D), dental, medical, vision and group-term life insurance.

Article III.

Employment Period

 3.1          Position and Duties.

(a)           Change of Control. During the Employment Period, (i) Executive’s position (including offices, titles, responsibilities and reporting requirements, but not reporting responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (ii) Executive’s services shall be performed at the location where Executive was employed immediately before the Effective Date or any other location no more than 50 miles from such former location.

(b)           Executive’s Obligations. During the Employment Period, Executive agrees to devote Executive’s full attention and business time (other than during any periods of paid time off, sick leave or disability to which Executive is entitled) to the business and affairs of the Companies and, to the extent necessary to discharge the duties assigned to Executive in accordance with this Agreement, to use Executive’s commercially reasonable best efforts to perform such duties. During the Employment Period, Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s duties under this Agreement. To the extent that any such activities were conducted by Executive immediately prior to the Effective Date and such conduct was not in violation of any Plans of any of the Companies, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of Executive’s duties under this Agreement.

 3.2          Compensation.

(a)           Base Salary. During the Employment Period, the Companies shall pay or cause to be paid to Executive an annual base salary in cash, which shall be paid in a manner consistent with the Companies payroll practices in effect immediately before the Effective Date, at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by the Companies in respect of the 12-month period immediately before the Effective Date (such annual rate salary, the “Base Salary”). During the Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time in such manner as shall be substantially consistent with increases in base salary awarded to Peer Executives. Any increase in Base Salary shall not limit or reduce any other obligation of the Companies to Executive under this Agreement. After any such increase, the Base Salary shall not be reduced and the term “Base Salary” shall thereafter refer to the increased amount.

(b)           Annual Bonus. In addition to Base Salary, the Companies shall provide to Executive the opportunity to receive payment of regular bonuses in accordance with this Section 3.2(b). If , immediately prior to the Effective Date, Executive participated in a Plan that provided for an annual bonus in respect of each Annual Performance Period (an “Annual Bonus”), then the Companies shall afford Executive the opportunity to receive an Annual Bonus with respect to each Annual Performance Period which ends during the Employment Period. If, immediately prior to the Effective Date, Executive participated in a Plan that provided for a bonus payable in respect of a performance period of less than 12 months (a “Periodic Bonus Period”), then the Companies shall afford Executive the opportunity to receive a bonus (a “Periodic Bonus”) for each comparable period ending during the Employment Period. Executive’s bonus opportunity in respect of any such Annual Performance Period or Periodic Performance Period shall not be less than, and shall have target performance goals no more difficult to achieve than, those in effect with respect to the Annual Performance Period or Periodic Performance Period, as the case may be, in effect immediately prior to the Effective Date.

(c)           Other Compensation and Benefits. In addition to Base Salary and Annual Bonus, throughout the Employment Period, the Companies shall provide the following other compensation and benefits to Executive, provided that, in no event shall such other compensation and benefits be materially less favorable, in the aggregate, than the most favorable compensation and benefits, but (exclusive of Base Salary and Annual Bonus)

provided by the Companies to Executive (including any such compensation and benefits provided under Plans, but (exclusive of Base Salary and Annual Bonus)) at any time during the 90-day period immediately before the Effective Date:

(1)           LTIP Awards. LTIP Awards shall be granted to Executive at least as frequently as LTIP Awards were granted to Executive during the three-year period immediately preceding the Effective Date, with target payments no less than the average (expressed as a percentage of Executive’s Base Salary in effect at the beginning of the applicable Performance Period) of the targets applicable with respect to the Executive’s LTIP Awards outstanding immediately prior to the Effective Date, and with target performance goals that are not substantially more difficult to obtain, on average, than the target performance goals under Executive’s LTIP Awards outstanding on the Effective Date;

(2)           Incentive, Savings and Retirement Plans. Executive shall be eligible to participate in all incentive (including long-term incentives), savings and retirement Plans applicable to Peer Executives;

(3)           Welfare Benefit Plans. Executive and Executive’s family shall be eligible to participate in, and receive any Welfare Benefits provided by the Company to any Peer Executive and his or her family;

(4)           Fringe Benefits. Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to Peer Executives;

(5)           Expenses. Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by Executive upon the Company’s receipt of accountings in accordance with the most favorable Plans applicable to Peer Executives;

(6)           Vacation. Executive shall be entitled to paid time off in accordance with the most favorable Plans applicable to Peer Executives.

 3.3          Stock Incentive Awards. On the Effective Date, any then outstanding equity or equity-based awards other than stock options or stock appreciation rights held by, or credited to, Executive that would, in accordance with their terms, generally become vested, if at all, upon the achievement of specified performance objectives (and not on the basis of the passage of time and the continued performance of service) (“Equity Performance Awards”) shall be converted into a number of shares of restricted stock or restricted stock units of PFG (or, in the case of a Reorganization Transaction, in respect of the common stock of the Surviving Corporation) that will vest, if at all, subject to Executive’s continued performance of services, on the date on which the corresponding performance period would otherwise have expired. The number of such shares of restricted stock and restricted stock units shall be determined based on actual performance against the stated performance criteria through the Effective Date, projected out to the end of the corresponding performance period, but shall not be adjusted due to the fact that the Effective Date occurs prior to the end of the stated performance period. Each of Executive’s outstanding stock options or stock appreciation rights and any outstanding equity or equity-based awards held by, or credited to, Executive that would, in accordance with their terms, generally become vested, if at all, on the basis of the passage of time and the continued performance of service (such options, rights and other awards collectively referred to as the “Equity Service Awards”) shall continue to be honored in accordance with the terms of such award, except that, if the Effective Date occurs in connection with a Reorganization Transaction, such Equity Service Awards shall be converted into equity or equity-based awards of a similar type and nature related to, the common stock of the Surviving Corporation using the same exchange ratio as is applicable to shareholders of PFG (or, where shareholders receive any consideration other than in common stock) based on the relative values of the PFG and Surviving Corporation common stock on or about the date the transaction closes, using valuation principals permitted under Treas. Reg. §1.424-1. Notwithstanding the foregoing provisions of this Section 3.3 any conversion into equity or equity-based awards related to the common stock of the Surviving Corporation shall only occur to the extent the agreement pursuant to which the Reorganization Transaction is effected provides for such conversion, and, if such agreement does not provide for such a conversion as to some or all of Executive’s Equity Performance Awards or Equity Service Awards, then such portion of Executive’s Equity Performance Awards or Equity Service Awards (regardless of the terms upon which such Awards would otherwise vest) shall become fully vested, exercisable and /or distributable upon the Effective Date, and unless the Human Resources Committee of the Board (or such other committee of the Board to which the Board shall have delegated authority for such decision), as constituted immediately prior to a Reorganization Transaction (the “Committee”), determines in accordance with the LTIP that no equity or equity based award shall be settled in cash, the value of such Awards will be paid to Executive in cash. The value of such Equity Performance Awards or Equity Service Awards shall be determined based on the proceeds received by shareholders for a share of PFG common stock in such Reorganization Transaction (with any question pertaining to the value received by shareholders to be conclusively determined by the Board of PFG (or any duly authorized committee thereof), as constituted immediately prior to the Effective Date.

 3.4          Unfunded Deferred Compensation. On the Effective Date, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including any SERP and defined contribution excess plan) that is not qualified under Section 401(a) of the Code. Such benefits shall be paid to the Executive in accordance with the distribution provisions of the applicable Plan and any elections as to the form and time of distributions made by Executive in accordance with the terms of such Plan (or, if no such elections shall be effective, pursuant to the default distribution provisions of the applicable Plan).

Article IV.

Termination of Employment

 4.1          Disability.

(a)           During the Employment Period, the Company may terminate Executive’s employment at any time because of Executive’s Disability by giving Executive or his legal representative, as applicable, (i) written notice in accordance with Section 11.7 of the Company’s intention to terminate Executive’s employment pursuant to this Section and (ii) a certification of Executive’s Disability by a physician selected in accordance with subsection (b) below. Executive’s employment shall terminate effective on the 30th day after Executive’s receipt of such notice (which such 30th day shall be deemed to be the date of the Disability) unless, before such 30th day, Executive shall have resumed the full-time performance of Executive’s duties.

(b)           “Disability” means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under this Agreement in the medical judgment of a physician mutually selected by Executive and the Company. If Executive and the Company cannot agree on the physician to be selected, each shall designate a physician, and the two physicians thus designated shall select the physician to make the disability determination.

 4.2          Death. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

 4.3          Termination for Cause. During the Employment Period, the Companies may terminate Executive’s employment for Cause solely in accordance with all of the substantive and procedural provisions of this Section 4.3.

(a)           Definition of Cause. For purposes of this section 4.3, “Cause” means any one or more of the following:

(1)           Executive’s commission of a felony or other crime involving fraud, dishonesty or moral turpitude;

(2)           Executive’s willful or reckless material misconduct in the performance of Executive’s duties;

(3)           Executive’s habitual neglect of duties; or

(4)           Executive’s willful or intentional breach of this Agreement;

provided, however, that for purposes of clauses (2), (3) and (4), Cause shall not include any one or more of the following:

(A)          Executive’s bad judgment

(B)           Executive’s negligence, other than Executive’s habitual neglect of duties or gross negligence;

(C)           any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company or was required by applicable law or administrative regulation, in either case without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled; or

(D)          failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures.

(b)           Procedural Requirements for Termination for Cause. In connection with any attempted termination for Cause, each of the following procedures shall be strictly observed:

(1)           Board Meeting. A meeting of the Board shall be held at which shall be discussed the question of whether Executive’s acts or omissions constitute Cause and, if so, whether to terminate Executive’s employment for Cause;

(2)           Notice of Consideration. Not less than 30 days prior to the date of the Board meeting referenced above  the Company shall provide Executive and each member of the Board written notice (a “Notice of Consideration”) including a detailed description of Executive’s acts or omissions alleged to constitute Cause, (y) the date, time and location of such meeting of the Board, and (z) Executive’s rights under clause (3) below;

(3)           Opportunity to Respond. Executive shall have the opportunity to present to the Board a written response to the Notice of Consideration; and

(4)           Cause Determination. Executive’s employment may be terminated for Cause only if (x) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Section, (y) the Board makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”) and (z) the Company thereafter provides Executive with a Notice of Termination which specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration. Any Cause determination shall require the affirmative vote of a majority of the members of the Board.

(ii)           Standard of Review. In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the Cause determination referenced in clause (4)(y) of Section 4.3(b), have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of Section 4.3(b).

 4.4          Good Reason. During the Employment Period, Executive may terminate his or her employment for Good Reason in accordance with the substantive and procedural provisions of this Section 4.4.

(a)           Good Reason Definition. For purposes of this Section 4.4, “Good Reason” means the occurrence of any one or more of the following actions or omissions during the Employment Period:

(1)           any failure to pay Executive’s Base Salary in violation of Section 3.2(a) or any failure to increase Executive’s Base Salary to the extent, if any, required by such Section;

(2)           any failure to pay Executive’s Annual Bonus or any reduction in Executive’s bonus opportunity, in either case in violation of Section 3.2(b);

(3)           any material adverse change in Executive’s position (including offices, titles, or reporting requirements, but not reporting responsibilities), authority or duties as contemplated by Section 3.1(a)(i);

(4)           any material reduction in aggregate compensation and benefits as provided in Article III;

(5)           requiring Executive to be based at any office or location other than the location specified in Section 3.1(a);

(6)           any other material breach of this Agreement by any of the Companies;

(7)           any Termination of Employment by the Companies that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a Termination of Employment without Cause for all purposes of this Agreement); or

(8)           the failure at any time of a successor to the Companies explicitly to assume and agree to be bound by this Agreement.

(b)           Determination of Good Reason. Any reasonable determination by Executive that any of the events specified in Section 4.4(a) above has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes that Executive did not have any reasonable basis for such determination.

(c)           Notice by Executive. In the event of any Termination of Employment by Executive for Good Reason, Executive shall as soon as practicable thereafter notify the Company of the events constituting such Good Reason by a Notice of Termination. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided that no act or omission by the Company shall qualify as Good Reason if Executive’s Termination of Employment occurs more than 12 months after Executive first obtains actual knowledge of such act or omission.

Article V.

Company’s Obligations Upon Certain Terminations of Employment

 5.1          Termination During the Employment Period. If, during the Employment Period the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates employment for Good Reason, the sole obligations of the Companies to Executive under this Agreement shall be as follows:

(a)           Separation Payments. The Companies shall pay or provide Executive, in addition to all vested rights arising from Executive’s employment as specified in Article III, the following benefits, at the times specified below:

(i)            Accrued Obligations. The Current Obligations shall be paid within 30 days of the Termination Date. All other Accrued Obligations will be paid at the times and in accordance with (x) the terms and conditions specified in Section 5.1(a)(iv), if applicable, and (y) in the case of amounts not described in such Section 5.1(a)(iv), the terms and conditions of the Plan under which such obligations have accrued.

(ii)           Prorated Bonus for Year of Termination. Within 45 days after the Termination Date, Executive’s Pro-rata Annual Bonus reduced (but not below zero) by the amount of any amount previously paid to Executive with respect to such Annual Bonus for the fiscal year in which the Termination Date occurs;

(iii)          Prorated LTIP Bonus. Within 45 days after the Termination Date, Executive’s Pro-rata LTIP Bonus reduced (but not below zero) by the amount of any LTIP Bonus previously paid to Executive with respect to the LTIP Performance Periods not completed as of the Termination Date;

(iv)          Unvested Plan Benefits, Deferred Pensions and Pension Enhancements. All amounts previously deferred by, or accrued to the benefit of, Executive under any Non-Qualified Plans, whether vested or unvested as of the Termination Date, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Companies (whether pursuant to Section 3.4 or otherwise), shall be paid to the Executive in accordance with the distribution provisions of the applicable Plan and any elections as to the form and time of distributions made by Executive in accordance with the terms of such Plan (or, if no such elections shall be effective, pursuant to the default distribution provisions of the applicable Plan). In addition, the Executive shall be entitled to receive (at the same time and in the same form as such amount would have been payable if it were part of the benefit accrued under the terms of the applicable Non-Qualified Plan or, in the case of any additional benefit related to a Qualified Plan, the Non-Qualified Plan which primarily supplements the benefit payable under such Non-Qualified Plan):

(1)           The benefit the Executive would have accrued under such defined benefit Plan (whether a Qualified Plan or a Non-Qualified Plan) if Executive had:

(x)            become fully vested in all such previously-unvested benefits,

(y)           for purposes of determining the amount of such benefits, entitlement to early retirement benefits and all other purposes (but not interest credits under any cash balance formula) accrued a number of years of service that is three years greater than the number of years of service actually accrued by Executive, and attained the age that is three years greater than Executive’s actual age as of the Termination Date, and

(z)            for purposes of determining final average pay under any final average pay formula or annual pay credits (but not interest credits) under any cash balance plan formula, received the lump-sum severance benefits specified in Section 5.1 (a)(v) below as covered compensation in equal monthly installments continuously over a period of 36 months commencing on the Termination Date (or if earlier, the date on which Executive ceased to accrue benefits under any such defined benefit plan).

To the extent that Executive has elected or would otherwise receive a lump sum payment in respect of any benefit under any Non-Qualified Plan or Qualified Plan that is a defined benefit Plan, Executive shall also be paid, within 45 days of the Termination Date (or, if Executive is a key employee for purposes of Section 409A of the Code, on the first business day after the six month anniversary of the Termination Date), the amount, if any, by which the Lump Sum Values of the benefits payable under each such Qualified Plan or Non-Qualified Plan (as enhanced as provided above) exceeds the sum of (x) the amount that is actually payable as a lump sum payment under such defined benefit Plan and (y) the aggregate amounts previously paid (whether pursuant to Section 3.4 or otherwise) under such defined benefit Plan.

(v)           Multiple of Salary and Bonus. Within 30 days (or, if necessary, to avoid the imposition on Executive of any additional tax under Section 409A of the Code, six months and one-day) after the Termination Date, an amount equal to three (3.0) times the sum of Executive’s (x) Base Salary and (y) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of determining the amount payable under this clause (v); and

(vi)          Stock Incentive Awards. On the Termination Date, Executive shall (i) become fully vested in, and may thereafter exercise in whole or in part, in accordance with the terms thereof, all outstanding stock options, stock appreciation rights, or similar incentive awards and (ii) become fully vested in all shares of restricted stock, performance share, restricted stock units, deferred stock units and similar awards, regardless of whether such awards would otherwise vest based upon the passage of time and the continued performance of services, or upon the achievement of specified performance criteria.

(vii)         Life Insurance Opt Out Income. If Executive has waived all life insurance benefits in excess of $50,000 in coverage, Executive shall receive a lump sum amount, within 30 days of the Termination Date, determined using a discount rate equal to that then prevailing for immediate annuities under the rules of the Pension Benefit Guaranty Corporation, equal to the present value of 36 monthly opt-out income payments (based on the monthly amount of such opt-out income payments payable immediately prior to the Effective Date).

(b)           Continuation of Welfare Benefits. Until the third anniversary of the Termination Date or such later date as any Plan may specify (or such shorter period necessary for such benefits not to be treated as deferred compensation under Section 409A of the Code and any guidance thereunder issued by the IRS), the Companies shall continue to provide to Executive and Executive’s family Welfare Benefits which are at least as favorable as the most favorable plans applicable to Peer Executives who are actively employed after the Termination Date and their families, except and unless Executive has exercised the option to waive all life insurance benefits over $50,000, in which case Executive will continue to have $50,000 in life insurance coverage. The cost of such Welfare Benefits to Executive shall not exceed the cost of such Welfare Benefits to actively employed Peer Executives as applicable from time to time. Executive’s rights to elect any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code shall run concurrently with the benefits provided under this Section 5.1(b). Notwithstanding anything herein to the contrary, continuation of any such Welfare Benefits shall cease if and when Executive is eligible to receive any similar Welfare Benefit- provided by the Executive’s subsequent employer (if any).

(c)           Outplacement. The Companies shall pay on behalf of Executive reasonable fees and costs charged by the outplacement firm selected by the Company to provide outplacement services to Executive after the Termination Date, within ten business days of its receipt of an invoice therefor, subject to a maximum of $30,000.

(d)           Indemnification. The Executive shall be indemnified and held harmless by the Companies to the greatest extent permitted under applicable Iowa law (or the law of the State of incorporation of any successor or Surviving Corporation) as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits a Company to provide broader indemnification than was permitted prior to such amendment) and the Companies’ respective by-laws as such exist on the Agreement Date if the Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of a Company or any other entity which the Executive is or was serving at the request of a Company (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages. liabilities and losses incurred or suffered by the Executive or to which the Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 7.1(a) (concerning reimbursement of certain costs and expenses). Upon receipt from Executive of (i) a written request for an advancement of expenses that Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that Executive is not entitled to indemnification under this Agreement or otherwise, PFG shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter.

 5.2          Waiver and Release. Notwithstanding anything herein to the contrary, none of the Companies shall have any obligation to Executive under Section 5.1 or Article VI unless and until Executive executes a release and waiver in favor of PFG and the Companies, in substantially the same form as attached hereto as Exhibit A.

 5.3          Termination by the Company for Cause. If the Companies terminate Executive’s employment for Cause during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be to pay Executive, pursuant to their then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the Termination Date ,and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans. Any LTIP Bonus shall be governed according to the terms of the LTIP.

 5.4          Termination by Executive Other Than for Good Reason. If Executive elects to retire or otherwise terminate employment during the Employment Period other than for Good Reason, Disability or death, the sole obligations of the Companies to Executive under Articles III and V shall be to pay Executive, pursuant to their then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the Termination Date, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans. Any LTIP Bonus shall be governed according to the terms of the LTIP.

 5.5          Termination by the Company for Disability. If the Companies terminate Executive’s employment by reason of Executive’s Disability during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be as follows:

(a)           to pay Executive, pursuant to the Company’s then effective Plans, a lump-sum cash amount equal to the Current Obligations determined as of the Termination Date, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans, and

(b)           to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under Plans of the Company to any Peer Executive.

Any LTIP Bonus shall be governed according to the terms of the LTIP.

 5.6          409A Payment Provisions. Notwithstanding anything else in this Agreement to the contrary, no amount payable under this Agreement shall be paid earlier than six months and one day following Executive’s Date of Termination if such delay is necessary to avoid the imposition on Executive of an additional tax under Section 409A of the Code, and no continuing benefit shall be allowed to be provided for any period beyond the period for which such benefit can be provided without subjecting Executive to any additional tax under such Section 409A of the Code. To the extent that a benefit is not allowed to be provided to Executive (as opposed to being deferred) due to the immediately preceding sentence, the Company shall pay Executive the economic equivalent of the benefit (including a gross-up in respect of any benefit which would have been provided to Executive on a tax-free basis) that can not be provided, in a single cash payment, as soon as practicable following the earliest date at which such cash payment can be made without subjecting Executive to an additional tax under Section 409A of the Code. Whether and the extent to which any interest or other compensation shall be payable with respect to a delay in payment due to Section 409A shall be determined in accordance with the terms of the applicable program under which such payment is to be made, or if the payment is not made under such a program or such a program is silent on the question of interest, interest shall be payable based on the then current short-term applicable federal rate (as determined under Section 1274(d) of the Code).

 5.7          If upon Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the sole obligations of the Companies to Executive under Articles III and V shall be as follows:

(a)           to pay Executive’s Beneficiary, pursuant to the Company’s then effective Plans, a lump-sum cash amount equal to the Current Obligations, determined as of the date of Executive’s death, and all other Accrued Obligations in the form(s) and at the time(s) determined in accordance with the terms of the applicable Plans; and

(b)           to provide Executive’s Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of Peer Executives.

Any LTIP Bonus shall be governed according to the terms of the LTIP.

Article VI.

Certain Additional Payments by the Company

 6.1          Gross-Up Payment. If, at any time or from time to time, it shall be determined by the independent financial accounting firm selected by PFG prior to the Effective Date (the “Accountants”), that any payment or other benefit provided to Executive pursuant to Article III or Article V of this Agreement or otherwise (such payments or benefits hereafter called “Parachute Payments”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then, in addition to any other amounts due the Executive, the Companies shall pay or cause to be paid to Executive a tax gross-up payment (“Gross-Up Payment”) with respect to all such Excise Taxes and any Taxes payable on or in respect of the Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the product of

(a)           The amount of the Excise Taxes (calculated at the effective marginal rates of all Taxes imposed, whether by federal, state, local, foreign or other law that constitute Excise Taxes), multiplied by

(b)           A fraction (the “Gross-Up Multiple”), the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the effective marginal rates of any Taxes (including any Excise Taxes) imposed on or in respect of the Gross-Up Payment. If different rates of tax are applicable to various portions of a Gross-Up Payment, the weighted average of such rates shall be used. For purposes of this section, Executive shall be deemed to be subject to the highest effective marginal rate of Taxes in any jurisdiction in which Executive is subject to taxation.

The Gross-Up Payment is intended to compensate Executive for all such Excise Taxes and any Taxes payable by Executive with respect to the Gross-Up Payment. The Company shall pay or cause to be paid the Gross-Up Payment to Executive within ten (10) days of the calculation of such amount, but in all events by the time Executive is required to make payment to the IRS of such Excise Taxes.

 6.2          Limitation on Gross-Up Payments.

(a)           To the extent possible, any payments or other benefits to Executive pursuant to Article III and Article V of this Agreement shall be allocated as consideration for Executive’s entry into the covenants of Article IX.

(b)           Notwithstanding any other provision of this Article VI, if the aggregate amount of the Parachute Payments that, but for this Section 6.2, would be payable to Executive, does not exceed 110% of Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to Executive and the aggregate amount of Parachute Payments payable to Executive shall be reduced (but not below the Safe Harbor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective marginal rate of Taxes in any jurisdiction in which Executive is subject to taxation.

(c)           For purposes of this Agreement, “Safe Harbor Amount” means the product of (i) 2.99 times (ii) Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (or any successor provision thereto) and any regulations promulgated thereunder.

 6.3          Additional Gross-up Amounts. If, for any reason (including pursuant to published rulings of the IRS or a final judgment of a court of competent jurisdiction), the Accountants determine that the amount of Excise Taxes payable by Executive is greater than the amount initially determined pursuant to Section 6.1, then the Companies shall, subject to Sections 6.2 and 6.4, pay Executive, within ten (10) days of such determination, or pay to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to the product of:

(a)           the sum of (i) such additional Excise Taxes and (ii) any interest, penalties, expenses or other costs incurred by Executive as a result of having taken a position in accordance with a determination made pursuant to Section 6.1 or 6.4, multiplied by

(b)           the Gross-Up Multiple.

 6.4          Amount Increased or Contested.

(a)           Executive shall notify the Company in writing (an “Executive’s Notice”) of any claim by the IRS or other taxing authority (an “IRS Claim”) that, if successful, would require the payment by Executive of Excise Taxes in respect of Parachute Payments in an amount in excess of the amount of such Excise Taxes determined in accordance with Section 6.1. Executive’s Notice shall include the nature and amount of such IRS Claim, the date on which such IRS Claim is due to be paid (the “IRS Claim Deadline”), and a copy of all notices and other documents or correspondence received by Executive in respect of such IRS Claim. Executive shall give the Executive’s Notice as soon as practicable, but no later than the earlier of (i) 10 days after Executive first obtains actual knowledge of such IRS Claim or (ii) five days before the IRS Claim Deadline; provided, however, that any failure to give such Executive’s Notice shall affect the Company’s obligations under this Article only to the extent that the Company is actually prejudiced by such failure. If at least one business day before the IRS Claim Deadline the Company shall:

(i)            deliver to Executive a written certificate from the Accountants (“Company Certificate”) to the effect that, notwithstanding the IRS Claim, the amount of Excise Taxes, interest or penalties payable by Executive is either zero or an amount less than the amount specified in the IRS Claim,

(ii)           pay to Executive, or to the IRS as required by applicable law, an amount (which shall also be deemed a Gross-Up Payment) equal to difference between the product of (x) amount of Excise Taxes, interest and penalties specified in the Company Certificate, if any, multiplied by (y) the Gross-Up Multiple, less the portion of such product, if any, previously paid to Executive by the Companies, and

(iii)          direct Executive pursuant to Section 6.4(d) to contest the balance of the IRS Claim,

then Executive shall pay only the amount, if any, of Excise Taxes, interest and penalties specified in the Company Certificate. In no event shall Executive pay an IRS Claim earlier than 30 business days after having given an Executive’s Notice to the Company (or, if sooner, the IRS Claim Deadline).

(b)           At any time after the payment by Executive of any amount of Excise Taxes, other taxes or related interest or penalties in respect of Parachute Payments (including any such amount equal to or less than the amount of such Excise Taxes specified in any Company Certificate, or IRS Claim), any of the Companies may in its discretion require Executive to pursue a claim for a refund (a “Refund Claim”) of all or any portion of such Excise Taxes, other taxes, interest or penalties as may be specified by the Company in a written notice to Executive.

(c)           If any Company notifies Executive in writing that such Company desires Executive to contest an IRS Claim or to pursue a Refund Claim, Executive shall:

(i)            give such Company all information that it reasonably requests in writing from time to time relating to such IRS Claim or Refund Claim, as applicable,

(ii)           take such action in connection with such IRS Claim or Refund Claim (as applicable) as such Company reasonably requests in writing from time to time, including accepting legal representation with respect thereto by an attorney selected by such Company, subject to the approval of Executive (which approval shall not be unreasonably withheld or delayed),

(iii)          cooperate with such Company in good faith to contest such IRS Claim or pursue such Refund Claim, as applicable,

(iv)          permit such Company to participate in any proceedings relating to such IRS Claim or Refund Claim, as applicable, and

(v)           contest such IRS Claim or prosecute Refund Claim (as applicable) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as such Company may from time to time determine in its discretion.

Such Company shall control all proceedings in connection with such IRS Claim or Refund Claim (as applicable) and in its discretion may cause Executive to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other taxing authority in respect of such IRS Claim or Refund Claim (as applicable); provided that (i) any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive relating to the IRS Claim is limited solely to such IRS Claim, (ii) such Company’s control of the IRS Claim or Refund Claim (as applicable) shall be limited to issues with respect to which a Gross-Up Payment would be payable, and (iii) Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.

(d)           Such Company may at any time in its discretion direct Executive to (i) contest the IRS Claim in any lawful manner or (ii) pay the amount specified in an IRS

Claim and pursue a Refund Claim; provided, however, that if any Company directs Executive to pay an IRS Claim and pursue a Refund Claim, such Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify Executive, on an after-tax basis, for any Excise Tax or other Taxes, including related interest or penalties, imposed with respect to such advance.

(e)           The Company shall pay directly all legal, accounting and other costs and expenses (including additional interest and penalties) incurred by such Company or Executive in connection with any IRS Claim or Refund Claim, as applicable, and shall indemnify Executive, on an after-tax basis, for any Excise Tax other Taxes, including related interest and penalties, imposed as a result of such payment of costs and expenses.

 6.5          Refunds. If, after the receipt by Executive or the IRS of any payment or advance of Excise Taxes or other Taxes by any Company pursuant to this Article, Executive receives any refund with respect to such Excise Taxes, Executive shall (subject to such Company’s complying with any applicable requirements of Section 6.4) promptly pay such Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by a Company pursuant to Section 6.4 or receipt by the IRS of an amount paid by a Company on behalf of the Executive pursuant to Section 6.4, a determination is made that Executive shall not be entitled to any refund with respect to such claim and such Company does not notify Executive in writing of its intent to contest such determination within 30 days after such Company receives written notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 6.4(d).

Article VII.

Expenses, Interest and Dispute Resolution

 7.1          Legal Fees and Other Expenses.

(a)           If Executive incurs legal fees or other expenses (including expert witness and accounting fees and arbitration costs and expenses under Section 6.3) in an effort to secure, preserve, or obtain benefits under this Agreement, the Companies shall  reimburse Executive on a current basis (in accordance with Section 7.1(b)) for such fees and expenses and provide a gross-up payment related to any Taxes arising in respect of such reimbursement.

(b)           Reimbursement of legal fees and expenses and gross-up payments related to such legal fees shall be made monthly within 10 days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

(c)           If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by any Company hereunder, and the Companies establish that Executive had no reasonable basis for Executive’s claim hereunder, or for Executive’s response to any Company’s claim hereunder, or that

Executive acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

 7.2          Interest. If any amount due to Executive under this Agreement is not paid within ten business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 300 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

 7.3          Binding Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof, or any benefit or alleged benefit hereunder, shall be submitted to and settled by binding arbitration in Des Moines, Iowa, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any dispute, controversy or claim submitted for resolution shall be submitted to three (3) arbitrators. The Company involved in the dispute, controversy or claim, or PFG if more than one Company is so involved, shall select one arbitrator, the Executive shall select one arbitrator and the third arbitrator shall be selected by the first two arbitrators. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne by the Companies, except that Executive’s expenses shall be handled according to Section 7.1. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, either party may bring an action in the District Court of Polk County, or the United States District Court for the Southern District of Iowa, if jurisdiction there lies, in order to maintain the status quo ante of the parties. The “status quo ante” is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement. Notwithstanding anything to the contrary contained in this Section 7.3 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrators. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37 of the Federal Rules of Civil Procedure.

Article VIII.

No Set-off or Mitigation

 8.1          No Set-off by Company. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no setoff, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement.

 8.2          No Mitigation. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

Article IX.

Confidentiality and Noncompetition

 9.1          Confidential Information. The Executive acknowledges that in the course of performing services for the Companies and Affiliates, he may create, develop, learn of, receive or contribute non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Companies and their Affiliates or their products, services, businesses, operations, employees or customers, whether in tangible or intangible form, and that the Companies or their Affiliates desire to protect and keep secret and confidential, including trade secrets and information from third parties that the Companies or their Affiliates are obligated to keep confidential (“Confidential Information”). Confidential Information shall not include: (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of the Companies that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of any Company. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Companies and their Affiliates, and that disclosure of Confidential Information would cause damage to the Companies and their Affiliates. The Executive agrees that, except (i) as required by the duties of his employment with any of the Companies or any of their and/or its Affiliates, (ii) in connection with enforcing the Executive’s rights under this Agreement or (iii) if compelled by a court or governmental agency, he will not, without the consent of PFG, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his employment with any of the Companies or their Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or any other person or entity other than the Companies or the Affiliates; provided that, in the circumstances referenced in clause (iii), no exception shall apply unless prior written notice of such disclosure is given to PFG. These obligations shall commence on the Agreement Date and shall continue during and after the termination of Executive’s employment (whether or not after the Effective Date).

 9.2          Non-Competition. During the period beginning on the Agreement Date and ending at the date specified below, Executive shall not at any time, directly or indirectly, in any capacity:

(a)           engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive

Business; provided, however, that after the Termination Date this Section 9.2 shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business  if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business.

(b)           make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment.

Executive’s obligations to the Companies under this Section 9.2 shall expire on the first to occur of any of the following three events:

(x)            the expiration of this Agreement prior to the occurrence of an Effective Date,

(y)           the first anniversary of Executive’s Termination Date if (I) Executive’s employment by the Company other than for Disability or Cause or (II) Executive’s employment is terminated by Executive for Good Reason, and Executive receives benefits (other than the payment of the Accrued Obligations) under Article V, or

(z)            Executive’s Termination Date occurs other than as a result of a termination described in clause (y) of this Section 9.2.

 9.3          Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of any Termination Date, whether or not after an Effective Date or the expiration of the term of this Agreement, Executive shall not, directly or indirectly:

(a)           other than in connection with the good-faith performance of his duties as an officer of any Company, encourage any employee or agent of any Company to terminate his or her relationship with any Company;

(b)           employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of any Company (other than by any Company or its Affiliates), or cause or encourage any Person to do any of the foregoing;

(c)           establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of any Company; or

(d)           interfere with the relationship of any Company with, or endeavor to entice away from any Company, any Person who or which at any time during the period commencing one year prior to the date of determination (or, if earlier, the Executive’s Termination Date) was or is a material customer or material supplier of, or maintained a material business relationship with, such Company.

To the extent Executive is bound by any similar restrictions on solicitation under any other agreement entered into in connection with any compensatory grant or award, or under the terms of any compensatory plan, Executive and the Companies hereby agree that such other restrictions shall be deemed amended or otherwise modified to be coextensive with the time period during which the restrictions of this Section 9.3 are applicable. The immediately preceding sentence shall not apply to any such restrictions applicable under the terms of any individual employment agreement or individually negotiated separation or other termination agreement.

 9.4          Intellectual Property. During the term of this Agreement, Executive shall disclose immediately to the Companies all ideas, inventions and business plans that he makes, conceives, discovers or develops alone or with others during the course of his employment with the Companies, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights)  (“Work Product”) that:  (i) relate to the business of the Companies or any customer or supplier to the Companies or any of the products or services being developed, manufactured, sold or otherwise provided by the Companies or that may be used in relation therewith; or (ii) result from tasks assigned to Executive by the Companies; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Companies. Executive agrees that any Work Product shall be the property of the Companies and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Executive expressly assigns to the Companies all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

(a)           Each of the Companies hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of any of the Companies was used and which was developed entirely on the Executive’s own time, unless:  (i) the invention relates (a) to the business of any of the Companies, or (b) to actual or demonstrably anticipated research or development of any of the Companies, or (ii) the invention results from any work performed by the Executive for any of the Companies.

(b)           Executive agrees that upon disclosure of Work Product to the Companies, Executive will, during his employment and at any time thereafter, at the request and cost of the Companies, execute all such documents and perform all such acts any of the Companies or any of their duly authorized agents may reasonably require:  (i) to apply for, obtain and vest in the name of one or more of the Companies alone (unless the

Companies otherwise direct) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)           In the event that all of the Companies are unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints each of the Companies and each of their duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection with the same legal force and effect as if personally executed by Executive.

 9.5          Reasonableness of Restrictive Covenants.

(a)           Executive acknowledges that the covenants contained in Sections 9.1, 9.2, 9.3 and 9.4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the legitimate interests of each of the Companies in their respective Confidential Information and their relationships with their employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(b)           Each of the Companies and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 9.1, 9.2, 9.3 and 9.4 will not deprive him of the ability to earn a livelihood or to support his dependents.

 9.6          Right to Injunction; Survival of Undertakings.

(a)           In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 9.1, 9.2, 9.3 and 9.4 the parties agree that it would be impossible to measure solely in money the damages which any of the Companies would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Companies. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, each of the Companies shall be entitled, in addition to any other remedies to which such Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that such Company has an adequate remedy at law for any such breach.

(b)           If a court determines that any of the covenants included in this Article IX is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(c)           Except as otherwise expressly provided in this Article IX, the provisions of this Article IX shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the term of this Agreement.

Article X.

Non-Exclusivity of Rights

 10.1        Waiver of Certain Other Rights. To the extent that lump sum cash severance payments are made to Executive pursuant to Article V, Executive hereby waives the right to receive severance payments or severance benefits under any other Plan or agreement with any of the Companies; provided, however, that if Executive’s employment was terminated prior to the Effective Date but is deemed to terminate after the Effective Date pursuant to Section 1.3, Executive shall be entitled to retain any severance payments or benefits paid in connection with such termination, but such amounts shall apply as an offset against the benefits payable under Article V hereof.

 10.2        Other Rights. Except as expressly provided in Section 10.1 or elsewhere in this Agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with any of the Companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

 10.3        No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and each of the Companies retains the right to terminate the Executive’s employment at any time for any reason or for no reason.

Article XI.

Miscellaneous

 11.1        No Assignability. This Agreement is personal to Executive and without the prior written consent of each of the Companies shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

 11.2        Successors. This Agreement shall inure to the benefit of and be binding upon each of the Companies and its respective successors and assigns. Each of the Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that such Company would have been required to perform it if no such succession had taken place. Any successor to the business or assets of any of the Companies which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable under this Agreement with such Company as if such successor were the Company.

 11.3        Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive under the Companies’ group life insurance plan (each, a “Beneficiary”). If no such beneficiary is so designated, the Executive’s estate shall be his or her Beneficiary. If Executive participates in more than one group life insurance plan, Executive’s Beneficiary shall be the person(s) named as his or her beneficiary under whichever such plan provides Executive the largest amount of insurance coverage.

 11.4        Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

 11.5        Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

 11.6        Amendments. Except as expressly provided in the second sentence hereof, this Agreement may not be amended or modified except by written instrument executed by or on behalf of each of the Companies and Executive. Notwithstanding the foregoing, the Board or any duly authorized committee thereof may amend this Agreement at any time or from time to time, in any way (other than an amendment that has the effect of terminating this Agreement other than in the manner specified in Article I) without the consent of Executive, but no such amendment shall take effect until the first anniversary after it is approved or adopted by the Board or such committee and shall be of no force and effect (unless the Executive otherwise elects in writing) if either (i) the Effective Date or (ii) a Pre-Change of Control Event occurs prior to the time such amendment would otherwise have become effective; provided, however, that if the Board determines in good faith that a Pre-Change of Control Event will not result in a Change of Control, such an amendment shall become effective as of the later of (x) the date the Board makes that determination or (ii) the first anniversary of the date such amendment was adopted.

 11.7        Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to Executive at his most recent home address on file with the Companies.

If to any Company:

Principal Financial Group, Inc.

711 High Street

Des Moines, Iowa  50392

Attention:  Karen E. Shaff

Facsimile No.:  (515) 235-9852

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

 11.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

 11.9        Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without regard to its choice of law principles.

 11.10      Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

 11.11      Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

 11.12      Tax Withholding. The Companies may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld pursuant to any applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

 11.13      Waiver. Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

 11.14      Joint and Several Liability. The obligations of the Companies (and of any successor to any of the Companies) to Executive under this Agreement shall be joint and several.

 11.15      Entire Agreement. This Agreement contains the entire understanding of each of the Companies and Executive with respect to its subject matter, and supercedes any prior agreement whether written or oral, dealing with the subject matter hereof including, without limitation, the Prior Agreement.

IN WITNESS WHEREOF, Executive, Principal Financial Group, Inc., Principal Financial Services, Inc., and Principal Life Insurance Company have executed this Change of Control Employment Agreement as of the date first above written.

EXECUTIVE

NAME

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ J.Barry Griswell
Title:	Chairman, President and Chief Executive Officer

PRINCIPAL FINANCIAL SERVICES, INC.

By:	/s/ J.Barry Griswell
Title:	Chairman, President and Chief Executive Officer

PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ J.Barry Griswell
Title:	Chairman, President and Chief Executive Officer

EXHIBIT A

WAIVER AND RELEASE

This agreement, release and waiver (the “Release”), made as of the      day of                   ,          , is made by and among Principal Financial Group, Inc., a Delaware corporation, Principal Financial Services, Inc., an Iowa corporation, Principal Life Insurance Company, an Iowa corporation (collectively “Company”), and                           (“Executive”).

WHEREAS, the Company and Executive have entered into a Change of Control Employment Agreement dated (“Agreement”);

NOW THEREFORE, in consideration for receiving benefits and severance pursuant to the Agreement, and in consideration of the representations, covenants and mutual promises set forth in this Release, the parties agree as follows:

1.             Release. Except with respect to the Company’ obligations under the Agreement, the Executive, on behalf of himself and Executive’s heirs, executors, assigns, representatives, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company; the Executive’s termination of employment with the Company; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute, ordinance or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the implied covenant of good faith and fair dealing. This Release does not apply to any benefits to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan.

2.             Release by Company. Except with respect to the Executive’s obligations under the Agreement, including but not limited to the covenants entered into pursuant to the eligibility requirements of the Agreement, the Company, and its agents, subsidiaries, attorneys, representatives, successors, and assigns, hereby release, acquit and forever discharge the Executive, and Executive’s heirs, executors, assigns, representatives, agents, legal representatives, and personal representatives, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Release, including but not limited to:  any and all claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company.

3.             No Inducement. Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth in this Release and the Agreement, that the Executive is entering into this Release without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release and the Agreement.

4.             Damages. The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Release. It is also agreed that, in the event of a breach of this Release by Executive, the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and  payments under the Agreement.

5.             Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:

(a)           Executive has read this Release, and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Release.

(b)           Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Release.

(c)           Executive was given the opportunity to consider the terms of this Release for at least 21 days before signing it. To the extent that Executive executes this Release prior to the expiration of such 21-day period, Executive has done so knowingly and voluntarily, and has expressly waived the right to consider this Release for the full 21-day period.

Executive understands that, if Executive signs the Release, Executive may revoke it within seven days after signing it, and that Executive’s right to revoke this Release during such period may not be waived or otherwise curtailed. Executive understands that this Release will not be effective until after the seven-day period has expired.

6.             Reaffirmation of Covenants. Executive agrees, understands and acknowledges that, to the extent expressly provided in Article IX of the Agreement, Executive is bound by certain covenants in favor of the Company with regard to confidential information, non-solicitation and intellectual property, which continue in full force and effect as specified in the Agreement following Executive’s termination of employment with the Company and the execution of this Release. Executive agrees, understands and acknowledges that

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the non-competition covenant contained in Section 9.2 of the Agreement shall continue in full force and effect the first anniversary of the date Executive’s employment terminates.

7.             Severability. If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

8.             Amendment. This Release shall not be altered, amended, or modified except by written instrument executed by the Companies and the Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.

9.             Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

10.           Headings. The headings of this Release are not part of the provisions hereof and shall not have any force or effect.

11.           Applicable Law. The provisions of this Release shall be interpreted and construed in accordance with the laws of the State of Iowa without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates specified below.

EXECUTIVE

DATE:

PRINCIPAL FINANICIAL GROUP, INC.

By:
Title:
DATE:

PRINCIPAL FINANCIAL SERVICES, INC.

By:

Title:

Date:

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PRINCIPAL LIFE INSURANCE COMPANY

By:
Title:
DATE:

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